Exhibit 23.2

Consent of Independent Registered Public Accounting Firm [BDO Dunwoody LLP]

The Board of Directors
MDC Partners Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-107507) of MDC Partners Inc. (the “Company”) of our report dated December 14, 2004 (April 15, 2005 as to the effects of the 2004 discontinued operations described in Note 11 and March 6, 2006 as to the changes in the segmented information disclosure described in Note 16), relating to the consolidated financial statements and financial statements ScheduleII which appears in this Form 10-K.

/s/ BDO DUNWOODY LLP
Chartered Accountants

Toronto, Ontario
March 6, 2006